                           THIRD AMENDMENT TO SUBLEASE

      THIS AMENDMENT is executed as of September 15, 1988 between FILMWORKS U.S.A., INC. ("Sublessor") and MCA CONCERTS, INC. ("Tenant") and amends the Sublease between the same parties executed as of January 20, 1988 (the "Original Sublease") pertaining to a portion of the approximately 117 acre parcel commonly known as Lakewood Fairgrounds. The Original Sublease has been amended by the First Amendment to Sublease executed as of January 21, 1988 and by the Second Amendment to Sublease executed as of April 19, 1988. The capitalized terms used in this Amendment shall have the same meaning as the same terms in the Original Sublease.

      Sublessor and Tenant agree to amend the Original Sublease, as previously amended, as follows:

      1. Termination of Obligations to City. If the obligations Tenant has to the City of Atlanta (the "City") are terminated pursuant to termination rights set forth in Section 4.3 or Section 4.8 of the Agreement by and between the City of Atlanta and MCA Concerts, Inc., dated as of October 10, 1988 (the "City-MCA Agreement"), Tenant shall have the right to terminate the Original Sublease, as amended, and to retain any amounts paid by the City to Tenant pursuant to said
Section 4.8. The foregoing sentence shall not, however, entitle Tenant to a refund of the first $150,000 in minimum rent prepaid pursuant to Subsection
4.2.1 of the Original Sublease or to any additional rentals paid or due to be paid by Tenant to Sublessor pursuant to Subsection 4.2.2 of the Original Sublease for the period prior to termination of the Original Sublease, as amended, under the foregoing sentence. Except as expressly specified above, Sublessor's rights under the Original Sublease, as amended, shall be neither adversely affected nor abridged under the City-MCA Agreement. In the event of any termination of the Original Sublease, as amended, pursuant to this Section 1 of this Amendment, Tenant shall have no obligation to restore the Project Area (or any portion thereof) in any manner whatsoever or to remove or demolish any partially or fully completed Improvements or other property and Sublessor's and Tenant's respective right, title and interest in and to the Improvements and other property at the Project Area shall be in accordance with the provisions of the Original Sublease, as amended.

      2. Consideration. The consideration for Sublessor's execution of this Amendment includes, but is not limited to, Tenant's entering into an agreement with the City pursuant to which Tenant agrees, subject to certain terms and conditions, to construct the Amphitheatre.
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      3. Original Sublease as Previously Amended in Effect. Except as amended hereby, the Original Sublease as previously amended remains in full force and effect.

                                            FILMWORKS U.S.A., INC.


                                            By /s/ Edwin D. Spivia
                                               ---------------------------------
                                               Name Edwin D. Spivia
                                               Title President

                                            MCA CONCERTS, INC.


                                            By /s/ Marc Bension
                                               ---------------------------------
                                               Name Marc Bension
                                               Title President


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